                                                                   EXHIBIT 10.34



[DATE]

VIA HAND DELIVERY



[Name]
Myogen, Inc.
7575 West 103rd Avenue, Suite 102
Westminster, CO  80021

Re:      Employment and Retention Agreement

Dear [Name]:

In consideration of your continued employment as [Position], Myogen, Inc. (the "Company") is pleased to offer you the following agreement regarding your employment with the Company and certain severance benefits (the "Agreement"). This Agreement amends and supersedes any and all prior agreements with respect to your employment terms and severance benefits, including but not limited to, that certain Offer Letter dated [date].

         1. EMPLOYMENT. The Company hereby continues to employ you and you hereby accept such continued employment upon the terms and conditions set forth herein and agree to perform such duties as are commensurate with your office as prescribed by the Board of Directors of the Company.

         2. DUTIES. You shall render exclusive, full-time services to the Company as its [position]. Your responsibilities, title, working conditions, duties and/or any other aspect of your employment may be changed, added to or eliminated during your employment at the sole discretion of the Company. During the term of your employment hereunder, you shall devote your best efforts and your full business time, skill and attention to the performance of your duties on behalf of the Company.

         3. COMPENSATION. For all services rendered and to be rendered hereunder, and for the other agreements by you contained herein, the Company agrees to pay you, and you agree to accept a salary of [$________] per annum. Such salary will be subject to review and adjustment on an annual basis in accordance with the procedures set forth by the Company's Board of Directors or Compensation Committee of the Board of Directors. Any such salary shall be payable pursuant to the Company's payroll procedures which may be changed by the Company from time to time and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with you. In addition to your base salary, you may be eligible to receive a bonus pursuant to a bonus plan as may be adopted by the Board of Directors or the Compensation Committee of the Board of Directors.



                                       1.

         4. TERMINATION. You and the Company each acknowledge that either party has the right to terminate your employment with the Company at any time for any reason whatsoever, with or without cause or advance notice pursuant to the following:

               (a) TERMINATION BY DEATH OR DISABILITY. In the event you shall die during the period of your employment hereunder or become permanently disabled, as evidenced by your inability to carry out your job responsibilities for a continuous period of six months, your employment and the Company's obligation to make payments hereunder shall terminate on the date of your death, or the date upon which, in the sole reasonable determination of the Board of Directors, you have failed to carry out your job responsibilities for six months. The Company's ability to terminate you as a result of any disability shall be to the extent permitted by state and/or federal law.

               (b) VOLUNTARY RESIGNATION. In the event you voluntarily resign from your employment with the Company (other than for Good Reason as defined below), the Company's obligation to make payments hereunder shall cease upon such resignation, except the Company shall pay you (i) any salary earned but unpaid prior to the resignation and all accrued but unused vacation, and (ii) any business expenses incurred by you in connection with your performance of your duties, according to the policies of the Company, that were incurred but not reimbursed as of the date of resignation. Vesting of any of your stock options outstanding on the date of resignation shall cease on the date of resignation. Should you voluntarily resign from your employment with the Company, you agree to be bound by the provisions of Section 17.

               (c) TERMINATION FOR CAUSE. In the event you are terminated by the Company for Cause (as defined below), the Company's obligation to make payments hereunder shall cease upon the date of receipt by you of written notice and explanation of such termination (the "Date of Termination" for purposes of this paragraph 4(c)), except the Company shall: pay you any salary earned but unpaid prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the Date of Termination. Vesting of any stock options outstanding on the Date of Termination shall cease on the Date of Termination. In the event the Company terminates you for Cause, you agree to be bound by the provisions of Section 17.

               (d) TERMINATION BY THE COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. Subject to the terms and conditions of this Agreement, the Company will provide you with Severance Benefits if (i) the Company terminates your employment without Cause or (ii) you resign your employment for Good Reason. You will not be entitled to receive any Severance Benefits if (i) the Company terminates your employment for Cause, (ii) you resign from your employment with the Company other than for Good Reason, or (iii) your employment with the Company terminates as a result of your death or disability. In addition, to the extent that any federal, state or local laws, including, without limitation, so-called "plant closing" laws, require the Company to give advance notice or make a payment of any kind to you because of your involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the Severance Benefits payable under this Agreement shall either be reduced proportionately, such that the total amounts paid you do not exceed the amounts specified herein, or eliminated. The Severance Benefits provided



                                       2.

under this Agreement are intended to satisfy any and all statutory obligations that may arise out of your involuntary termination of employment for the foregoing reasons.

         5. DESCRIPTION OF SEVERANCE BENEFITS. For purposes of this Agreement, "Severance Benefits" are defined as:

               (a) severance pay (the "Severance Pay") equivalent to (i) if a Corporate Transaction occurs and as of, or within thirteen (13) months after the effective time of such Corporate Transaction you become entitled to receive Severance Benefits, [eighteen / twelve] months of your Base Salary (as defined below) in effect as of your last day of full-time employment with the Company or, (ii) if a Corporate Transaction has not occurred and you become entitled to receive Severance Benefits, [twelve/six] months of your Base Salary (as defined below) in effect as of your last day of full-time employment with the Company. The date you are notified that your employment with the Company is being terminated without Cause or the date you notify the Company that you are terminating your employment for Good Reason, shall be referred to herein as the "Notice Date." The Severance Pay will be paid in a single lump sum cash payment within seven days after the effective date of the release described below, and will be subject to standard payroll deductions and withholdings;

               (b) reimbursement of your out of pocket costs to continue your group health insurance benefits (and dependent coverage, if applicable) under COBRA at substantially the same level of coverage in effect immediately prior to the Notice Date for [twelve/six] months following the last day of the month in which your Notice Date occurs, payable in a single lump sum, whether or not you elect or are eligible to receive COBRA; provided, that even if you do not elect or are not eligible to receive COBRA, you shall receive the equivalent of such out of pocket costs.

To receive any of the Severance Benefits, you must first sign and date a general release of claims in favor of the Company in the form attached hereto as Exhibit A (the "Release"). Such Release shall not be signed or dated until the Notice Date, or three days thereafter.

         6. PARACHUTE PAYMENTS.

               (a) If any payment or benefit you would receive pursuant to a Corporate Transaction from the Company or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided,



                                       3.

however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

               (b) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Corporate Transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Corporate Transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

               (c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

         7. DESCRIPTION OF CORPORATE TRANSACTION. For purposes of this Agreement, "Corporate Transaction" is defined as: (i) a sale of substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power);
(iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, greater stock voting power); or (iv) any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company's operations and activities.

         8. SALARY AND ACCRUED VACATION. On your last date of employment with the Company, the Company will pay to you all of your accrued salary, and all of your accrued but unused vacation earned through your last day of employment.

         9. DEFINITION OF BASE SALARY. For purposes of this Agreement, "Base Salary" means your base salary as of the Notice Date, excluding the following: any type of bonus payments, commissions, incentive payments or any other similar remuneration paid directly to you, or any




                                       4.

other income received in connection with stock options, contributions made by the Company under any employee benefit plan, or similar items of compensation.

         10. DEFINITION OF CAUSE. For purposes of this Agreement, "Cause" means that you have committed or engaged in: willful misconduct, gross negligence, charges of theft, fraud, or other illegal or dishonest conduct which are considered to be harmful to the Company by the majority vote of its Board of Directors; refusal or unwillingness to perform material job duties, material failure to adequately perform job duties, habitual absenteeism, substantial dependence on alcohol or any controlled substance, sexual or other forms of illegal harassment, conduct that reflects adversely upon, or making any remarks disparaging of the Company, its Board, officers, directors, advisors, executives, affiliates or subsidiaries; insubordination; any willful act that is likely to and which does, in fact, have the effect of materially injuring the reputation, business, or business relationship of the Company, violation of fiduciary duty, violation of any duty of loyalty, material breach of any material term of this Agreement, including your Employee Proprietary Information and Inventions Agreement (a copy of which is attached hereto as Exhibit B), and any matters of similar gravity to any of the above enumerated grounds. Termination with Cause must be made with written notice to you. In the event you are terminated for Cause you will not be entitled to the Severance Benefits, pay in lieu of notice, vesting of any shares under any option plan, vesting of any unrestricted shares, or any other such compensation set forth herein, but you will be entitled to all compensation, benefits and unreimbursed expenses accrued through the date of termination. You and the Company acknowledge that this definition of "Cause" is not intended and does not apply to any aspect of the relationship between the Company and any of its employees, including you, beyond determining your eligibility for the Severance Benefits.

         11. DEFINITION OF GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean (i) relocation of your place of work greater than twenty-five miles from your current work location; (ii) a decrease in compensation of more than fifteen percent; or (iii) the Company unilaterally makes significant detrimental changes to your job responsibilities.

         12. AT-WILL EMPLOYMENT. Nothing in this Agreement alters the at-will nature of your employment relationship with the Company. Subject to the terms of this Agreement, either you or the Company may terminate your employment relationship at any time, with or without Cause or advance notice.

         13. RETURN OF COMPANY PROPERTY. By the date specified by the Company in its sole discretion, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have had in your possession at any time prior thereto, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, pagers, cellular phones and personal digital assistants), credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

         14. PROPRIETARY INFORMATION OBLIGATIONS. Both during and after your employment you will refrain from any use or disclosure of the Company's proprietary or confidential



                                       5.

information or materials. In addition, you hereby acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.

         15. CONFIDENTIALITY. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. Any willful and material violation of this provision of this Agreement will nullify the Company's obligations to provide to you the Severance Benefits.

         16. NON-DISPARAGEMENT. Both during and after your employment with the Company, you and the Company agree not to disparage the other party, and you agree not to disparage the Company's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process. Any willful and material violation of this provision of this Agreement will nullify the Company's obligations to provide to you the Severance Benefits.

         17. NON-COMPETITION AND NON-SOLICITATION. You acknowledge that you are a member of executive and management personnel at the Company. You further acknowledge that during your employment at the Company, you have been and will be privy to extremely sensitive, confidential and valuable commercial information, which constitutes trade secrets belonging to the Company, the disclosure of which information and secrets would greatly harm the Company.

               (a) COVENANT NOT TO COMPETE. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, you agree to the following as part of this Agreement: you agree that you shall not, individually or together with others, directly or indirectly, for a period of [twelve / six] months (or such longer period of time as you may receive the equivalent amount of your Base Salary as Severance Pay pursuant to the terms of this Agreement) following the termination of your employment with the Company, for any reason, whether as an owner, consultant, partner, joint venturer, stockholder, broker, agent, financial agent, principal, trustee, licensor or in any other capacity whatsoever (i) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise which is a Conflicting Organization (as defined in Exhibit C attached hereto), and (ii) sell or assist in the design, development, manufacture, licensing, sale, marketing or support of any Conflicting Product or Service (as defined in Exhibit C attached hereto), or engage in any other manner, in any Conflicting Organization. The Company and you agree that no more than


                                       6.

1% of the outstanding voting stock of a publicly traded company or any stock currently owned by you shall not constitute a violation of this paragraph. You further agree and acknowledge that because of the nature and type of business that the Company engages in, the geographic scope of the covenant not to compete shall include all counties, cities, and states of the United States and any other country, territory or region in which the Company conducts business and that such a geographic scope is reasonable. Nothing in this paragraph should be construed to narrow your obligations imposed by any other provision herein, any other agreement, law or other source.

               (b) NON-SOLICITATION COVENANT. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, you agree to the following as part of this Agreement: you acknowledge and agree that information regarding employees of the Company is Proprietary Information (as defined in your Employee Proprietary Information and Inventions Agreement), including without limitation; information regarding the skills and knowledge of employees of the Company; information regarding any past, present, or intended compensation, benefits, policies and incentives for employees of the Company; and information regarding the management and reporting structure of the Company. You agree that you will not, individually or with others, directly or indirectly (including without limitation, individually or through any business, venture, proprietorship, partnership, or corporation in which they control or own more than a five percent interest, through any agents, through any contractors, through recruiters, by their successors, by their employees, or by their assigns) solicit, or induce any employee of the Company to leave the Company during the period you are employed by the Company, and for a period of twelve months (or such longer period of time as you may receive the equivalent amount of your Base Salary as Severance Pay pursuant to the terms of this Agreement) following the termination of your employment with the Company. You further agree that for twelve months (or such longer period of time as you may receive the equivalent amount of your Base Salary as Severance Pay pursuant to the terms of this Agreement) following the separation, resignation or termination of your employment with the Company, you will not, either directly or indirectly, solicit or attempt to solicit any customer, client, supplier, investor, vendor, consultant or independent contractor of the Company to terminate, reduce or negatively alter his, her or its relationship with the Company; provided, however, nothing contained herein shall prevent you from hiring any such employee who responds to a general hiring program conducted in the ordinary course of business not specifically directed to such employees or who approaches you on a wholly unsolicited basis. The geographic scope of the covenants in this paragraph 17(b) shall include any city, county, or state of the United States and any such other city, territory, country, or jurisdiction in which the Company does business. Nothing in this paragraph should be construed to narrow the your obligations imposed by any other provision herein, any other agreement, law or other source.

               (c) REASONABLE. You agree and acknowledge that the time limitation and the geographic scope on the restrictions in this paragraph 17 and its subparts are reasonable. You also acknowledge and agree that the limitation in this paragraph 17 and its subparts is reasonably necessary for the protection of the Company, that through this Agreement you shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company's business value which was imparted to you. In the event that any term, word, clause, phrase, provision, restriction, or section of this paragraph 17 of this Agreement is more restrictive than permitted by the law of




                                       7.

the jurisdiction in which the Company seeks enforcement thereof, the provisions of this Agreement shall be limited only to the extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable. Moreover, notwithstanding any judicial determination that any term, word, clause, phrase, provision, restriction, or section of this Agreement is not specifically enforceable, the Company and you intend that the Company shall nonetheless be entitled to recover monetary damages as a result of any breach hereof.

               (d) LEGAL AND EQUITABLE REMEDIES. In view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Company to be protected under this paragraph 17 of this Agreement, you understand and agree that the Company could not be reasonably or adequately compensated in damages in an action at law for your breach of your obligations (whether individually or together) hereunder. Accordingly, you specifically agree that the Company shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this paragraph 17 of this Agreement and that such relief may be granted without the necessity of proving actual damages, and without bond. You acknowledge and agree that the provisions in this paragraph 17 and its subparts are essential and material to this Agreement, and that upon breach of this paragraph 17 by you, the Company is entitled to withhold providing payments or consideration, to equitable relief to prevent continued breach, to recover damages and to seek any other remedies available to the Company. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or other remedies in addition to equitable relief.

               (e) EXTENSION OF TIME. In the event that you breach any covenant, obligation or duty in this paragraph 17 or its subparts, any such duty, obligation, or covenants to which you and the Company agreed by this paragraph 17 and its subparts shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The duration and length of your duties and obligations as agreed by this paragraph 17 and its subparts shall continue upon the effective date of any such settlement, or judicial or other resolution.

The provisions of this paragraph 17 shall supersede any prior understanding or agreement between the Company and you with regard to the subject matter of this paragraph 17, including the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

         18. MISCELLANEOUS. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to your employment terms and Severance Benefits. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by you and a duly authorized officer of the Company. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.



                                       8.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




                                       9.

The Company appreciates your continuing contributions to Myogen, Inc. Please sign below to indicate your understanding and acceptance of this Agreement and return the signed original to me at your earliest convenience.

Very truly yours,

MYOGEN, INC.


By:
    ----------------------------------------

Name:
      --------------------------------------

Title:
       -------------------------------------


UNDERSTOOD AND AGREED:


---------------------------------            ---------------------------------
[Name]                                       Date




                                      10.

                                    EXHIBIT A

                                     RELEASE


         In exchange for the Severance Benefits provided under the foregoing Employment and Retention Agreement with Myogen, Inc. (the "Company"), dated ____________, ____, and except as set forth in this release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; Colorado anti-discrimination statutes; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its existing obligations to indemnify me pursuant to any agreement or applicable law.

I also hereby acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). I also acknowledge that the consideration given for the release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that arise on or after the date I execute this release; (B) I have the right to consult with an attorney prior to executing this release; (C) I have twenty-one days to consider this release (although I may choose to voluntarily execute this release earlier); (D) I have seven days following my execution of this release to revoke the release; and (E) this release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I execute this release.

This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company. This release shall be governed and construed under the laws of the State of Colorado. This

Release shall be effective on the date I sign and return it to the Company, provided that the Company has also signed it.

I accept and agree to the terms and conditions stated above.



                                          -------------------------------------
                                          [Name]

                                          Date:
                                               --------------------------------





                                          MYOGEN, INC.



                                          By:
                                             ----------------------------------

                                          Name:
                                               --------------------------------

                                          Title:
                                                -------------------------------

                                    EXHIBIT B

            EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT


                             [INTENTIONALLY OMITTED]

                                    EXHIBIT C

                              CERTAIN DEFINED TERMS


DEFINITION OF CONFLICTING PRODUCT OR SERVICE. As used in this Agreement, a "CONFLICTING PRODUCT OR SERVICE" means any drug or therapeutic, biological materials or information relating to biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, product, process, formula, system, development tool, application, or service of any person or organization other than the Company, in existence or under development, which competes with a drug or therapeutic, biological materials or information relating to biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, product, process, formula, system, development tool, application, or service of the Company, that is being or has been marketed, under development, or part of the Company's business development plans at such time as you terminate employment with the Company, including, but not limited to cardiovascular therapeutics.

DEFINITION OF CONFLICTING ORGANIZATION. As used in this Agreement, a "CONFLICTING ORGANIZATION" means any person or organization other than the Company that is engaged in or is about to become engaged in the design, research, development, production, marketing, distribution, leasing, licensing, selling, or servicing of a Conflicting Product or Service, including, but not limited to cardiovascular therapeutics.

          Terms of Individual Executive Officer Employment Agreements (To be read in conjunction with the Form of Employment Agreement)





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                                                        DATE OF OFFER        CURRENT   PARAGRAPH   PARAGRAPH   PARAGRAPH   PARAGRAPH
           NAME               POSITION                      LETTER           SALARY     5(a)(i)     5(a)(ii)      5(b)       17(a)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                       President, Chief Executive
J. William Freytag     Officer and Chairman              July 13, 1998      $475,000       18           12         12         12
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                       Vice President of Finance
                       and Administration, Chief
                       Financial Officer, Treasurer
Joseph L. Turner       and Secretary                       May 2, 2000      $270,000       12            6         6          6
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                       Vice President of Research
Richard J. Gorczynski  & Development                 November 10, 1998      $260,000       12            6         6          6
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                       Senior Vice President of
                       Clinical Development and
Michael J. Gerber      Regulatory Affairs             January 29, 2002      $325,000       12            6         6          6
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Andrew D. Dickinson    Vice President and
                       General Counsel                November 5, 2004      $263,000       12            6         6          6
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                       Senior Vice President of
                       Commercial Operations and
Robert F. Caspari      Medical Affairs                February 27, 2006     $260,000       12            6         6          6
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